EXHIBIT 10.1

                       [TRANSLATION FROM HEBREW LANGUAGE]

                                    Agreement

      Entered into and signed in Petach Tikva on the 12th day of June 2002 between:

            1. Mati Properties and Construction Ltd., PC 51-1909806 by its manager, Mr. Yigal Yanai whose address for the purposes of this agreement is:
                  59 Even Gevirol St., Rosh Ha'ayin
                  (hereinafter: 'Mati Properties')

            2.    Boaz Avrahami, ID 05623479-2
                  by his attorney-in-fact, Mr. Meir Avrahami whose address for the purposes of this agreement is:
                  6 Rahash St., Hadera
                  (hereinafter: 'Avrahami')

            Mati Properties and Avrahami jointly and severally,

            (Mati Properties and Avrahami shall be called hereinafter: the 'Sellers')

                                                   the parties of the first part

                                      and:

              Isramco Inc. - Israel branch,
              a foreign company, no. 56-000964-9
              whose address for the purposes of this agreement is:
              8 Granite St., Petach Tikva
              (hereinafter: the 'Buyer')

                                                    the party of the second part

Whereas The Sellers are the registered owners of the parcel of land known as lot
      2, block 6350, with a registered area of 31,879 sq. m., located in Segula, Petach Tikva (hereinafter: the 'Lot') as evidenced by the Israel Land Registry Office (the "Land Registry") abstract of title, a copy of which is attached to this agreement and marked Appendix A; and

Whereas The Sellers wish to sell and transfer to the Buyer all their rights in the Lot, and the Buyer wishes to purchase and receive by transfer from the Seller, all of the Sellers rights in the Lot, all under the terms and for the consideration as set forth below in this Agreement;

Therefore, it is agreed, declared and stipulated between the parties as follows:

1. The preamble and attachments, exhibits and appendices to this agreement are an integral part thereof.

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2.    The Sellers hereby sell to the Buyer, and the Buyer purchases and receives from the Sellers, the Lot and all of the Sellers' rights in the Lot under terms and for payment as set forth below in this Agreement.

3.    The Sellers hereby declare and warrant as follows:

      a. That they are the legal and registered owners of the Lot, as follows: : Avrahami -being the owner of a 3/32 portion of the Lot and Mati Properties - being the owner of a 29/32 portion of the Lot.

      b. That various equipment belonging to the Sellers and/or their agents is currently stored and shall remain on that portion of the Lot which is to be leased to the Sellers by the Buyer as set forth in section 16 below.

      c. That subject to sub-section b above, the Lot is free of any and all encumbrances and/or liens and/or third party rights and shall be transferred to the Buyer and registered in the Buyer's name in the Land Registry,

4.    The Buyer declares and confirms as follows:

      a. That it has seen and inspected the Lot, its location, its zoning and its legal and planning status, and has found the Lot suitable for its needs and that it does not and shall not have any claim against the Sellers on the grounds of unsuitability.

      b. That it has been informed by the Sellers that the land is agricultural land.

      c. That it has received notice from the Sellers that waste or refuse is situated on the Lot, most of which has been removed by the Sellers. However, as of the date of the execution of this Agreement waste is present on a portion of the Lot and that Buyer is purchasing the Lot in "As Is" condition, subject to the terms set forth in section 13 below.

5. As consideration for the Lot and subject to performance of all the other obligations of the Sellers under this agreement, Buyer shall pay to the Sellers US$ 1,800,000 (One Million Eight Hundred Thousand United States Dollars), payable in New Israel Shekel (NIS) (hereinafter: the 'Consideration'), plus Israel Value Added Tax ("VAT"), as required by law.

6.    The Consideration shall be paid as follows:

      a. Immediately after registration of a warning notation on the title in favor of the Buyer in the Land Registry , the Buyer shall pay to the Sellers the NIS equivalent of US$ 1.2 million (One Million Two Hundred Thousand United States Dollars), plus VAT as required by law.

            In accordance with the instructions of the Sellers, the sum stated in sub-section (a) above shall be transferred in full to Mati Properties, upon receipt of a tax invoice as required by law.


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      b.    The balance of the Consideration, in an amount equal to US$ 600,000
            (Six Hundred Thousand United States Dollars), shall be paid by bank check no later than six months after the date of signing this Agreement, subject to and against receipt of the certificates and documents from the Sellers required for transferring the Lot into the name of the Buyer in the Land Registry Office, as detailed below:

            1.    Property transfer tax certificate

            2. Certificate from Petach Tikva Municipality (including confirmation in respect of Betterment Charge)

            3.    Betterment Tax and Sales tax certificate

            4. Deeds of Sale signed by the Sellers and certified by their attorney

            5.    Power of attorney as set forth in section 10 of this Agreement

            6. A Resolution of the Board of Directors of Mati Properties in respect of the sale of its portion of the Lot to the Buyer, such resolution duly verified by an attorney or accountant

            In accordance with the Sellers' instructions, the sum tendered in sub-section (b) above shall be transferred to the Sellers such that Mati Properties receive the balance due in the amount of US$ 491,250, plus VAT as required by law, in exchange for delivery of a tax invoice, and the NIS equivalent of US$ 168,750 shall be transferred to Avrahami. In respect of the said share of Avrahami in the Consideration, the Buyer shall issue his own invoiced in accordance with regulation 6 (b) of the VAT Regulations (1976) and shall report to the VAT authorities as required by law.

      d. All payments shall be made in New Israel Shekels in accordance with the representative rate for dollar exchange on the date of payment.

      e. In the event of delay on the part of the Buyer in effecting a required payment (or any part thereof) , the Buyer shall pay the Sellers interest at the rate of 1% per month on the dollar figure of such portion of the Consideration, in respect of the period of the delay, in addition to and without derogating from the right of the Sellers to enforce the Agreement and Sellers' other remedies under this Agreement or under law.

      f. A delay of over 14 days in effecting any payment and/or performance of any material obligation shall represent a material breach of this Agreement.

      g. The party committing a material breach of this Agreement shall pay the performing party , and/or a party willing to perform the terms and conditions of the Agreement, liquidated damages at a rate equivalent to 15% (fifteen percent) of the Consideration. The parties represent that this sum is constitutes a reasonable estimate of the anticipated damage that may likely result from a material breach of the Agreement, as can be estimated by the parties at the time of preparation of this Agreement. Payment of the compensation set forth above shall not derogate from the right of the


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            injured party to any other or any additional remedy under this
            Agreement and/or under law.

      h. The Sellers shall notify Buyer, upon seven days advance notice, of the obtaining of all certificates and documents as detailed in sub-section (b) above, and the Buyer undertakes to pay the entire balance of the Consideration within seven days of such notification by Sellers, in exchange for the forwarding to Buyer's representative of all of the certificates and documents.

      i. In the event that the certificates (as set forth in sub-section (h) above) are not so produced within six months of the date of execution of this Agreement, without derogating from sub-section (j) below, payment of the balance of the Consideration shall be delayed until such time as such certificates are produced. j. Any delay in producing the documents and certificates detailed in sub-section (b) above for reasons that are dependent upon and/or related to the Sellers shall be considered to be a material breach of this Agreement.

      k. In the event that the Sellers do not effect any payment which they are obligated to pay hereunder and which is required in order to obtain the certificates for the transfer of title to the Lot into the name of the Buyer, the Buyer shall be permitted (but not required) to make the payment on behalf of the Sellers from the balance of the Consideration owing to the Sellers , without derogating from any other right and/or remedy afforded the Buyer hereunder or under law.

7. All taxes, fees, municipal taxes and charges that currently and/or shall apply to the Lot up to the date upon which possession of the Lot is given to the Buyer shall be an obligation of and shall be paid by the Sellers, and from such date upon which Buyer receives possession of the Lot, such obligation shall be incumbent upon and paid by the Buyer. Any Betterment charge, if imposed up to the date of execution of this Agreement, shall be the obligation of and shall be paid by the Sellers, and if imposed after the date of execution of this Agreement, shall become the obligation of and shall be paid by the Buyer.

8. Possession of the Lot shall be transferred to the Buyer upon the execution of this Agreement.

9. Attached hereto is a resolution of the Board of Directors of Mati Properties and a resolution of the Board of Directors of the Buyer in respect of the sale/purchase of the Lot.

10. At the time of signing this agreement, the Sellers shall sign an irrevocable power of attorney under which they empower attorneys Noa Landner and/or Yigal Karat and/or Hagit Bernstein to take all actions necessary to transfer ownership of the Lot to the Buyer. The above attorneys shall transfer ownership of the Lot to the Buyer's name at the Land Registry only subsequent to payment in full of the Consideration to the Sellers, in accordance with the terms and conditions set forth in this Agreement.


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      It is agreed by the parties that the giving of this power of attorney shall not absolve the Sellers of any obligation to sign document themselves, if so required.

11.   a.    Betterment tax or income tax in respect of the transaction hereunder, as well as sales tax, shall be an obligation of o and shall be paid by the Sellers.

      b. Purchase tax shall be an obligation of and shall be paid by the Buyer.

      c.    Each party shall pay the fees of their own attorneys.

12.   a.    The Sellers undertake to transfer ownership of the Lot under the
            Buyer's name at the Land Registry office located in Petach Tikva not later than six months from the date of execution this Agreement, in exchange for receiving the Consideration in full from the Buyer as set forth herein.

      b. Notwithstanding sub-section (a) above, the parties agree that should there be any delay in producing the documents required for the transfer due to reasons that are not connected with the Sellers, the date for the transfer on the books of Land Registry as set forth in sub-section (a) above shall be postponed accordingly. For the sake of avoiding any possible doubt, the parties agree that the said date shall not be postponed because of any dispute between the Sellers and the authorities with regard to betterment tax charges or any other similar charges, and it will be incumbent upon the Sellers to pay and/or guarantee such charges in another manner, in order to comply with the undertakings of this sub-section on the due date.

      c. The parties agree that the Sellers shall be considered as having performed their obligation to transfer ownership in the Lot under sub-section (a) above upon depositing with the Buyer (or the Buyer's representative, if so instructed by the Buyer), all documents required from the Sellers in order to transfer ownership of the Lot into the Buyer's name, with the Lot being free of lien, encumbrance, mortgage or any third party right.

13. The parties agree that all of the Sellers' rights to claim against Petach Tikva Municipality and/or any other third party, in anything regarding and relating to the Lot and/or the rights therein and/or the use thereof and/or appropriate usage charges and/or the dumping of waste on the Lot and/or its non-removal, including any expense and/or payment and/or damage caused to the Sellers in this regard, are hereby assigned and endorsed to the Buyer. However, the parties agree that any sum received by the Sellers from anything regarding and relating to the claims and actions set forth above in this sub-section, (whether through legal process, by compromise or in any other way), less legal fees, shall be shared between the Sellers and the Buyer in such a manner that the Sellers shall be entitled to 1/3 of any sum received , and Buyer shall be entitled to 2/3 of such sum.

      The Sellers undertakes to help the Buyer to the best of their ability in any way involves and is related to the such claim, including producing any document, receipt or certificate required.


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      For the sake of avoiding any possible doubt, the parties agree that the
      Buyer alone shall be entitled to in his name and at his expense, claim and/or manage any legal or other process in everything relating to and regarding the waste, and to agree to any compromise in his sole and absolute discretion in any such process or procedure. However, there is no obligation hereunder imposed upon the Buyer to make any claim and/or manage any legal process.

14.   a.    A party making any payment that is incumbent on the other party under this agreement shall be entitled to its repayment and/or its off-set, along with linkage differentials and interest as set forth in applicable law.

      b. The parties undertake to take every action, produce every certificate and sign every document required in order to fulfill the terms and conditions of this Agreement.

15. Any waiver, reduction or extension given by either party shall not be valid unless given in writing and signed. Failure by either party to exercise any of its rights under this Agreement shall not be considered to be a waiver of such rights. Any modification of this Agreement shall not be valid unless made in writing and signed by both parties.

16. The parties agree that at the time this Agreement is executed a rental agreement shall be signed between them in the form attached as Appendix B, by which the Buyer shall lease the Lot to the Sellers under the terms and conditions and for the payment specified in such rental agreement.

17. The addresses of the parties are as set forth in the preamble to this agreement and any notification with regard to this Agreement shall be sent by one party to the other by registered mail or delivered by hand, and such notification shall be considered to have been received by the addressee within four days of being dispatched by mail , or on being handed over if delivered by hand.

In witness whereof, the parties have affixed their signatures:


/s/ Jackob Maimon

/s/ Eli Fisch              /s/ Meir Avrahami            /s/ Yigal Yanai
----------------------     -----------------------      ------------------------
Isramco, Inc.              Boaz Avrahami                Mati Properties
                           by his attorney-in-fact      and Construction Ltd.
                           Meir Avrahami

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